Exhibit 12.1
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
                                 COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                For the nine months ended                          For the years ended

                                      June 30                                          September 30
(Dollars in thousands)            2001            2000          2000          1999           1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes           $527,437        $554,269       $739,591      $574,084      $676,284       $615,713      $456,230

Add fixed charges:
    Interest expense            20,993          19,220       25,322        30,611         40,349        46,563         36,866
    Interest factor on rent     14,871          13,223       19,170        12,953         12,416         9,202         8,085
                              -----------------------------------------------------------------------------------------------------
Total fixed charges            $35,864         $32,443       $44,492       $43,564        52,765        55,765        $44,951
                              -----------------------------------------------------------------------------------------------------

Earnings before fixed
charges and taxes on          $563,301        $586,712       $784,083      $617,648      $729,049       $671,478      $501,181
income
                              =====================================================================================================

Ratio of earnings to
fixed  charges                    15.7            18.1        17.6          14.2           13.8          12.0           11.1


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